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                                  NEWS RELEASE
                                                                    EXHIBIT 99.1
Contacts:         Joseph A. Santangelo - Chief Financial Officer
                  Orleans Homebuilders, Inc. (215) 245-7500
                  (www.orleanshomes.com)
For Immediate Release:

   Orleans Homebuilders Announces Outstanding Results for Fiscal Year 2003 and
                      Issues Guidance for Fiscal Year 2004
Bensalem, Pennsylvania, August 18, 2003:

         Orleans Homebuilders, Inc. (ASE:OHB), a residential home builder with operations in Pennsylvania, New Jersey, Virginia, North Carolina, South Carolina and Florida, today reported a 53% increase in net income over the prior year. Net income was $27,087,000 ($2.18 and $1.65 basic and diluted earnings per share, respectively) for the year ended June 30, 2003, as compared to net income of $17,703,000 ($1.51 and $1.09 basic and diluted earnings per share, respectively) for the year ended June 30, 2002. The Company's backlog at June 30, 2003 of $285,767,000 (752 homes) increased 38.7% compared to $206,064,000
(647 homes) at June 30, 2002. Based on the year end backlog and the acquisition of Masterpiece Homes, the Company currently anticipates an increase in revenues of approximately 30% when compared with the prior fiscal year and earnings per share on a diluted basis of $1.85 to $2.05 for fiscal year 2004.

         Revenues increased by $33,829,000, or 9.5%, to $388,485,000 for the year ended June 30, 2003 compared to revenues of $354,656,000 for the year ended June 30, 2002. A total of 1,243 homes were delivered during the year ended June 30, 2003, compared to 1,322 homes during the prior fiscal year. The average price per home delivered increased to approximately $308,000 per home for fiscal year 2003 compared to approximately $266,000 per home for the prior fiscal year. The increase in average price per home delivered is due to favorable economic conditions in the home building industry and a shift in the Company's product mix to more single family homes than townhomes during fiscal 2003 when compared to fiscal 2002.

         New orders for the year ended June 30, 2003 increased by $105,994,000, or 29.8%, to $462,273,000, on 1,348 orders, compared to $356,279,000, on 1,279 orders, for the year ended June 30, 2002. The increase in new orders for fiscal year 2003 was positively impacted by favorable conditions in the home building industry, most notably, favorable financing conditions. Furthermore, a shortage of approved building lots in key markets has resulted in additional favorable market conditions for homebuilders. The Company is well positioned in this respect as it currently controls approximately 8,700 building lots. These favorable factors have resulted in sales price increases at a majority of the Company's communities when compared with the prior fiscal year. The average price per new order increased to approximately $343,000 per home for fiscal year 2003 compared to approximately $279,000 per home for the prior fiscal year.

         Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated operating results, financial resources, pace of sales, growth and expansion. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings. For example, there can be no assurance that the current sales pace can continue in the absence of an improvement in the current general economic environment. These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, the availability and cost of labor and materials, and weather conditions.


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                           ORLEANS HOMEBUILDERS, INC.

                              Results of Operations

                    (In thousands, except per share amounts)


                                                           Three Months Ended            Year Ended
                                                                June 30,                  June 30,
                                                          2003          2002         2003         2002
                                                       ----------   -----------   ----------   ---------


Earned revenues                                        $ 135,826      $106,423      $388,485    $354,656
                                                      ===========   ===========    ==========  =========


Income from operations before income taxes             $  18,540      $ 10,385      $ 45,055    $ 28,720
Income tax expense                                         7,318         3,778        17,758      10,807
                                                       ----------    ----------    ----------   --------

Net income                                                11,222         6,607        27,297      17,913
Preferred dividends                                           52            52           210         210
                                                       ----------    ----------    ----------   --------
Net income available for common shareholders           $  11,170      $  6,555      $ 27,087    $ 17,703
                                                      ===========   ===========    ==========  =========

Basic earnings per share                               $    0.89      $   0.55      $   2.18    $   1.51
                                                      ===========   ===========    ==========  =========
Diluted earnings per share                             $    0.68      $   0.40      $   1.65    $   1.09
                                                      ===========   ===========    ==========  =========


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